NYSE Amex LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

June 30, 2011

NYSE Amex LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated there under by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Radient Pharmaceuticals Corporation

Common Stock, $0.001 Par Value

Commission File Number – 001-16695

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Amex LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in two out of its three most recent fiscal years;

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three out of its four most recent fiscal years;

(c)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years;

(d)

Section 1003(a)(iv) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or remove from listing, a company that has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether such company will be able to continue operations and/or meet its obligations as they mature;

(e)

Section 704 of the Company Guide which requires a company to hold an annual meeting of shareholders no later than one year after the end of the company’s fiscal year.  At each annual meeting, the company must elect directors if required by the company’s governing documents;

(f)

Sections 401(e) and 402(e) of the Company Guide which provide that a company should refrain from promotional disclosure which exceeds that necessary to enable the public to make informed investment decisions; and

(g)

Section 132(e) of the Company Guide which provides that a listed company may be delisted if any communication to the Exchange contains a material misrepresentation or omits material information necessary to make the communication to the Exchange not misleading.

2.

The Common Stock (the “Common Stock”) of Radient Pharmaceuticals Corporation (the “Company” or “Radient”) does not qualify for continued listing for the following reasons:

(a)

The Company has reported income/(losses) as follows:

Fiscal Year       Income/(Loss) from Continuing Operations      Net Income/(Loss)

2010

($14,104,651)

 ($85,711,853)

2009

($8,233,023)

 ($16,619,055)

2008

($712,948)

 $1,180,060

2007

($1,792,419)

 ($2,351,754)

2006

($5,773,781)

 ($5,867,428)

(b)

At March 31, 2011, the Company reported a stockholders’ deficit of $13,481,974.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On December 23, 2009, the Company was notified by the Exchange that, following a review of its Form 10-Q for the period ended September 30, 2009, it was not in compliance with Section 1003(a)(iv) of the Company Guide.  In accordance with Section 1009 of the Company Guide, Radient was given the opportunity to submit a business plan by January 22, 2010 outlining its plan to regain compliance with the Exchange’s continued listing standards by June 23, 2010.

(b)

On January 22, 2010, Radient submitted its plan to regain compliance to the Exchange (the “Plan”).

(c)

On March 24, 2010, the Exchange notified the Company that it accepted the Plan and granted the Company an extension until June 23, 2010 to regain compliance with the continued listing standards (the “Plan Period”).

(d)

Subsequently, based on representation that the Company had been making positive progress toward achieving its Plan milestones and regaining compliance, Radient was given an additional extension, until January 8, 2011 to regain compliance (the “Revised Plan Period).

(e)

Based on the fact that: (i) the Company had failed to maintain consistency in meeting its Plan milestones; (ii) had fallen materially short of the financial projections that had previously been provided to Staff; and (iii) the Company ultimately failed to regain compliance with Section 1003(a)(iv) of the Company Guide by the end of the Revised Plan Period, by letter dated January 25, 2011  Staff notified the Company that it was subject to immediate delisting proceedings.  The January 25, 2011 letter notified the Company that, in addition to its failure to regain compliance with Section 1003(a)(iv) of the Company Guide, the Company had also triggered additional deficiencies, under Sections 704, 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide.  The Exchange’s letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by February 1, 2011.

(f)

On January 31, 2011, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.  A hearing before a Panel was scheduled for April 14, 2011.

(g)

Subsequently, based on the Staff’s determination that the Company had publicly mischaracterized the extent of its business relationship with a certain third party, by letter dated March 16, 2011 the Company was notified that it was also subject to delisting proceedings based on its failure to comply with Sections 401(e), 402(e) and 132(e) of the Company Guide.

(h)

At the hearing, the Company represented that it was in compliance with Sections 132(e), 401(e), 402(e), 1003(a)(i), 1003(a)(ii), 1003(a)(iii) and 1003(a)(iv) of the Company Guide, which was disputed by the Staff.  Radient requested for the Panel to deem the Company back into compliance with such continued listing standards.

(i)

The Panel determined that, while it did not conclude that the Company had regained compliance with all of the continued listing standards as of the date of the hearing, the representations made by the Company at the hearing warranted an additional extension of time within which to regain compliance with the continued listing standards.  Therefore, the Panel determined to grant the Company until June 23, 2011, representing the end of the maximum 18 month plan period afforded by Section 1009 of the Company Guide, to regain compliance.

(j)

On June 21, 2011, the Company notified Staff and the Panel that would be unable to regain compliance by the June 23, 2011 deadline imposed by the Panel and that it therefore was no longer contesting the delisting of its securities on the Exchange.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.nyse.com.  Further, a copy of this application has been forwarded to Mr. Douglas MacLellan, Executive Chairman, President and Chief Executive Officer of Radient Pharmaceuticals Corporation.

Janice O’Neill

Senior Vice President

Corporate Compliance Department

NYSE Amex LLC